IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

)
In re:	)	Chapter 11
)
U.S. CONCRETE, INC., et al.,[1]	)	Case No. 10-11407 (PJW)
)
Debtors.	)	Jointly Administered
)
JOINT PLAN OF REORGANIZATION OF U.S. CONCRETE, INC.,
ET AL., PURSUANT TO CHAPTER 11 OF THE BANKRUPTCY CODE

KIRKLAND & ELLIS LLP	PACHULSKI, STANG, ZIEHL & JONES LLP

300 North LaSalle Street	919 North Market Street
Chicago, Illinois 60611	17th Floor
Telephone: (312) 862-2200	Wilmington, Delaware 19899
Facsimile: (312) 862-2200	Telephone: (302) 652-4100
Facsimile: (302) 652-4400

Co-Counsel for the Debtors

Dated: July 27, 2010

1
The debtors in these chapter 11 cases, along with the last four digits of each debtor’s federal tax identification number, include:  U.S. Concrete, Inc. (6680); Alberta Investments, Inc. (1497); Alliance Haulers, Inc. (3236); American Concrete Products, Inc. (3187); Atlas Redi-Mix, LLC (3123); Atlas-Tuck Concrete, Inc. (1542); Beall Concrete Enterprises, LLC (3536); Beall Industries, Inc. (2872); Beall Investment Corporation, Inc. (9865); Beall Management, Inc. (9839); Breckenridge Ready Mix, Inc. (2482); Central Concrete Supply Co., Inc. (1859); Central Precast Concrete, Inc. (9358); Concrete Acquisition III, LLC (5638); Concrete Acquisition IV, LLC (5720); Concrete Acquisition V, LLC (5777); Concrete Acquisition VI, LLC (5840); Concrete XXXIII Acquisition, Inc. (6120); Concrete XXXIV Acquisition, Inc. (6167); Concrete XXXV Acquisition, Inc. (6206); Concrete XXXVI Acquisition, Inc. (6240); Eastern Concrete Materials, Inc. (1165); Hamburg Quarry Limited Liability Company (3592); Ingram Concrete, LLC (6753); Local Concrete Supply & Equipment, LLC (6597); Master Mix Concrete, LLC (0135); Master Mix, LLC (8532); MG, LLC (9279); NYC Concrete Materials, LLC (0666); Pebble Lane Associates, LLC (6520); Redi-Mix Concrete, L.P. (4765); Redi-Mix GP, LLC (N/A); Redi-Mix, LLC (6751); Riverside Materials, LLC (3588); San Diego Precast Concrete, Inc. (6282); Sierra Precast, Inc. (4227); Smith Pre-Cast, Inc. (0673); Superior Concrete Materials, Inc. (6503); Titan Concrete Industries, Inc. (6374); U.S. Concrete On-Site, Inc. (0662); USC Atlantic, Inc. (6002); USC Management Co., LLC (6749); USC Payroll, Inc. (0665); and USC Technologies, Inc. (6055).  The location of the debtors’ corporate headquarters and the debtors’ service address is:  2925 Briarpark, Suite 1050, Houston, Texas 77042.

TABLE OF CONTENTS

ARTICLE I. DEFINED TERMS, RULES OF INTERPRETATION, COMPUTATION OF TIME, AND
	GOVERNING LAW	1
A.	Defined Terms	1
B.	Rules of Interpretation	9
C.	Computation of Time	10
D.	Governing Law	10
E.	Reference to Monetary Figures	10

ARTICLE II. ADMINISTRATIVE CLAIMS AND PRIORITY TAX CLAIMS		10
A.	Administrative Claims	10
B.	DIP Facility Claims	11
C.	Priority Tax Claims	11

ARTICLE III. CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS		11
A.	Classification of Claims and Interests	11
B.	Treatment of Claims and Interests	12
C.	Special Provision Governing Unimpaired Claims	14
D.	Acceptance or Rejection of the Plan	14
E.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code	14
F.	Controversy Concerning Impairment	14
G.	Subordinated Claims	14

ARTICLE IV. MEANS FOR IMPLEMENTATION OF THE PLAN		15
A.	General Settlement of Claims and Interests	15
B.	Restructuring Transactions	15
C.	Reorganized U.S. Concrete, Inc	15
D.	Existing Letters of Credit	15
E.	Sources of Consideration for Plan Distributions	16
F.	Corporate Existence	16
G.	Vesting of Assets in the Reorganized Debtors	16
H.	Cancellation of Securities and Agreements	17
I.	Surrender of Existing Securities	17
J.	Corporate Action	18
K.	New Organizational Documents	18
L.	Directors and Officers of the Reorganized Debtors	18
M.	Effectuating Documents; Further Transactions	18
N.	Section 1146 Exemption	18
O.	Director and Officer Liability Insurance	19
P.	Management Equity Incentive Plan	19
Q.	Employee and Retiree Benefits	19
R.	Preservation of Causes of Action	20
S.	Release of Avoidance Actions	20

ARTICLE V. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		20
A.	Assumption of Executory Contracts and Unexpired Leases	20
B.	Indemnification Obligations	20
C.	Cure of Defaults for Executory Contracts and Unexpired Leases Assumed	21
D.	Insurance Policies	21
E.	Modifications, Amendments, Supplements, Restatements, or Other Agreements	21
F.	Reservation of Rights	21
G.	Nonoccurrence of Effective Date	21
H.	Contracts and Leases Entered Into After the Petition Date	21

i

ARTICLE VI. PROVISIONS GOVERNING DISTRIBUTIONS		22
A.	Timing and Calculation of Amounts to Be Distributed	22
B.	Disbursing Agent	22
C.	Rights and Powers of Disbursing Agent	22
D.	Delivery of Distributions and Undeliverable or Unclaimed Distributions	22
E.	Manner of Payment	23
F.	Section 1145 Exemption	23
G.	Compliance with Tax Requirements	24
H.	Allocations	24
I.	No Postpetition Interest on Claims	24
J.	Setoffs and Recoupment	24
K.	Claims Paid or Payable by Third Parties	24

ARTICLE VII. TREATMENT OF DISPUTED CLAIMS UNDER THE PLAN		25
A.	Disputed Claims Process	25
B.	No Distributions Pending Allowance	25
C.	Distributions After Allowance	25

ARTICLE VIII. SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS		25
A.	Compromise and Settlement	25
B.	Discharge of Claims and Termination of Interests	26
C.	Release of Liens	26
D.	Releases by the Debtors	27
E.	Releases by Holders of Claims and Interests	27
F.	Exculpation	28
G.	Injunction	28
H.	Protections Against Discriminatory Treatment	28
I.	Recoupment	28
J.	Subordination Rights	29
K.	Document Retention	29

ARTICLE IX. CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE PLAN		29
A.	Conditions Precedent to Confirmation	29
B.	Conditions Precedent to the Effective Date	30
C.	Waiver of Conditions	30
D.	Effect of Failure of Conditions	30

ARTICLE X. MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN		31
A.	Modification and Amendments	31
B.	Effect of Confirmation on Modifications	31
C.	Revocation or Withdrawal of Plan	31

ARTICLE XI. RETENTION OF JURISDICTION		31

ARTICLE XII. MISCELLANEOUS PROVISIONS		33
A.	Immediate Binding Effect	33
B.	Additional Documents	33
C.	Payment of Statutory Fees	33
D.	Payment of Fees and Expenses of Professionals in Connection with the Funded Debt	33
E.	Statutory Committee and Cessation of Fee and Expense Payment	34
F.	Reservation of Rights	34
G.	Successors and Assigns	34
H.	Notices	34
I.	Term of Injunctions or Stays	35
J.	Entire Agreement	35

ii

K.	Exhibits	35
L.	Nonseverability of Plan Provisions	35
M.	Votes Solicited in Good Faith	36
N.	Closing of Chapter 11 Cases	36
O.	Conflicts	36

iii

INTRODUCTION

U.S. Concrete, Inc., together with its Affiliates, Alberta Investments, Inc., Alliance Haulers, Inc., American Concrete Products, Inc., Atlas Redi-Mix, LLC, Atlas-Tuck Concrete, Inc., Beall Concrete Enterprises, LLC, Beall Industries, Inc., Beall Investment Corporation, Inc., Beall Management, Inc., Breckenridge Ready Mix, Inc., Central Concrete Supply Co., Inc., Central Precast Concrete, Inc., Concrete Acquisition III, LLC, Concrete Acquisition IV, LLC, Concrete Acquisition V, LLC, Concrete Acquisition VI, LLC, Concrete XXXIII Acquisition, Inc., Concrete XXXIV Acquisition, Inc., Concrete XXXV Acquisition, Inc., Concrete XXXVI Acquisition, Inc., Eastern Concrete Materials, Inc., Hamburg Quarry Limited Liability Company, Ingram Concrete, LLC, Local Concrete Supply & Equipment, LLC, Master Mix Concrete, LLC, Master Mix, LLC, MG, LLC, NYC Concrete Materials, LLC, Pebble Lane Associates, LLC, Redi-Mix Concrete, L.P., Redi-Mix GP, LLC, Redi-Mix, LLC, Riverside Materials, LLC, San Diego Precast Concrete, Inc., Sierra Precast, Inc., Smith Pre-Cast, Inc., Superior Concrete Materials, Inc., Titan Concrete Industries, Inc., U.S. Concrete On-Site, Inc., USC Atlantic, Inc., USC Management Co., LLC, USC Payroll, Inc., and USC Technologies, Inc. as debtors and debtors in possession (each, a “Debtor” and, collectively, the “Debtors”) propose this joint plan of reorganization (the “Plan”) for the resolution of the outstanding claims against and interests in the Debtors pursuant to chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101–1532 (the “Bankruptcy Code”).  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in Article I.A hereof.  Holders of Claims and Interests may refer to the Disclosure Statement for a discussion of the Debtors’ history, businesses, assets, results of operations, historical financial information, and projections of future operations, as well as a summary and description of the Plan and certain related matters.  The Debtors are the proponents of the Plan within the meaning of section 1129 of the Bankruptcy Code.

ALL HOLDERS OF CLAIMS AND INTERESTS, TO THE EXTENT APPLICABLE, ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.

ARTICLE I.
DEFINED TERMS, RULES OF INTERPRETATION,
COMPUTATION OF TIME, AND GOVERNING LAW

A.	Defined Terms.

As used in this Plan, capitalized terms have the meanings set forth below.

1.            “Administrative Claim” means a Claim for costs and expenses of administration pursuant to sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including:  (a) the actual and necessary costs and expenses incurred after the Petition Date and through the Effective Date of preserving the Estates and operating the businesses of the Debtors (such as wages, salaries, or commissions for services, and payments for goods and other services and leased premises); (b) compensation for legal, financial advisory, accounting, and other services and reimbursement of expenses awarded or Allowed pursuant to sections 328, 330(a), or 331 of the Bankruptcy Code or otherwise for the period commencing on the Petition Date and ending on the Effective Date; (c) all fees and charges assessed against the Estates pursuant to sections 1911 through 1930 of chapter 123 of the Judicial Code; and (d) all requests for compensation or expense reimbursement for making a substantial contribution in the Chapter 11 Cases pursuant to sections 503(b)(3), (4), and (5) of the Bankruptcy Code.

2.            “Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code.

3.            “Allowed” means with respect to any Claim or Interest, except as otherwise provided herein:  (a) a Claim or Interest as to which no (i) objection to allowance therof has been interposed on or prior to the Effective Date or (ii) as to which any objection has been determined by Final Order to the extent such objection is determined in favor of the respective Holder, (b) a Claim or Interest as to which the liability of the Debtors and the amount thereof are determined by Final Order of a court of competent jurisdiction other than the Bankruptcy Court; or (c) a Claim or Interest expressly allowed hereunder.

4.            “Allowed California Wage and Hour Claim” shall mean that Claim arising on account of the California Wage and Hour Litigation, which, subject to approval of the California Wage and Hour 9019 Motion, shall be an Unimpaired Class 3 Allowed Claim in the amount of approximately $1.5 million plus administrative costs not to exceed $50,000 plus the Debtors’ portion of withholding taxes for any payment amounts that are deemed to be on account of employee wages.

5.            “Avoidance Actions” means Claims and causes of action arising under sections 544, 545, 546, 547, 548, 549, 550, and 553(b) of the Bankruptcy Code.

6.            “Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware or any other court having jurisdiction over the Chapter 11 Cases.

7.            “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure promulgated under section 2075 of the Judicial Code and the general, local, and chambers rules of the Bankruptcy Court.

8.            “Business Day” means any day, other than a Saturday, Sunday, or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).

9.            “California Wage and Hour Joint Motion” means the Joint Motion of U.S. Concrete, et. al., and the Class Representatives For Entry of (I) a Preliminary Order (A) Certifying Class Proof of Claim, (B) Approving Settlement on a Preliminary Basis, (C)Approving Form of Notice to Class Members, and (D) Approving Estimate Procedures for Opt-out Claimants and (II) a Final Order Approving Settlement and Voluntary Dismissal of Class Action on a Final Basis and Granting Allowed Claim [Docket No. 104], filed on May 13, 2010, to, among other things, approve the Allowed California Wage and Hour Claim in settlement of the California Wage and Hour Litigation.

10.           “California Wage and Hour Litigation” means the class action against Debtor Central Concrete Supply Co., Inc. pending currently in the Superior Court of the State of California, in and for the County of Alameda under case number HG7319366.

11.           “Cash” means cash and cash equivalents.

12.           “Causes of Action” means any:  (a) Claims, causes of action, demands, rights, actions, suits, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses, and franchises; (b) all rights of setoff, counterclaim, or recoupment and Claims on contracts or for breaches of duties imposed by law; (c) rights to object to Claims or Interests; (d) Claims pursuant to sections 362, 510, 542, 543, 544, 545, 546, 547, 548, 549, 550, or 553 of the Bankruptcy Code; and (e) Claims and defenses as fraud, mistake, duress, and usury and any other defenses set forth in section 558 of the Bankruptcy Code of any kind or character whatsoever, known or unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, whether arising before, on, or after the Petition Date including through the Effective Date, in contract, in tort, in law, or in equity, or pursuant to any other theory of law.

13.           “Certificate” means any instrument evidencing a Claim or an Interest.

14.           “Chapter 11 Cases” means (a) when used with reference to a particular Debtor, the case pending for that Debtor under chapter 11 of the Bankruptcy Code in the Bankruptcy Court and (b) when used with reference to all the Debtors, the procedurally consolidated chapter 11 cases pending for the Debtors in the Bankruptcy Court.

15.           “Claim” means any claim, as such term is defined in section 101(5) of the Bankruptcy Code, against a Debtor.

16.           “Class” means a class of Claims or Interests as set forth in Article III hereof pursuant to section 1122(a) of the Bankruptcy Code.

17.           “CM/ECF” means the Bankruptcy Court’s Case Management and Electronic Case Filing system.

18.           “Confirmation” means the entry of the Confirmation Order on the docket of the Chapter 11 Cases, subject to all conditions specified in Article IX.A hereof having been (a) satisfied or (b) waived pursuant to Article IX.C hereof.

19.           “Confirmation Date” means the date upon which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases, within the meaning of Bankruptcy Rules 5003 and 9021.

20.           “Confirmation Hearing” means the hearing held by the Bankruptcy Court on Confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code, as such hearing may be continued from time to time.

21.           “Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

22.           “Consummation” means the occurrence of the Effective Date.

23.           “Creditors Committee” means that certain official committee of unsecured creditors appointed by the Office of the United States Trustee for the District of Delaware on May 12, 2010 [Docket No. 94].

24.           “Cure Claim” means a Claim based upon the Debtors’ defaults on an Executory Contract or Unexpired Lease at the time such contract or lease is assumed by the Debtors pursuant to section 365 of the Bankruptcy Code.

25.           “Debtor Release” means the release given by the Debtors to the Released Parties as set forth in Article VIII.D.

26.           “DIP Agent” means JPMorgan Chase Bank, N.A.

27.           “DIP Facility” means that certain $80,000,000 Revolving Credit, Term Loan, and Guarantee Agreement among U.S. Concrete, Inc., as borrower, certain Affiliates thereof, as guarantors, the DIP Agent, and certain Lenders thereof..

28.           “DIP Facility Claims” means any secured Claim held by the DIP Lenders and or the DIP Agent arising under or related to the DIP Facility.

29.           “DIP Lenders” means those certain lenders party to the DIP Facility.

30.           “DIP Order” means the order entered by the Bankruptcy Court on May 21, 2010, authorizing and approving the DIP Facility.

31.           “Director Equity” means up to 0.5% of the fully-diluted New Equity to be reserved for issuance to directors of Reorganized U.S. Concrete, Inc.

32.           “Disbursing Agent” means the Reorganized Debtors or the Entity or Entities selected by the Debtors or the Reorganized Debtors, as applicable, to make or facilitate distributions pursuant to the Plan.

33.           “Disclosure Statement” means the Disclosure Statement Relating to the Joint Plan of Reorganization of U.S. Concrete, Inc., et al., Pursuant to Chapter 11 of the Bankruptcy Code, dated June 4, 2010, including all exhibits and schedules thereto and references therein that relate to the Plan, that is prepared and distributed in accordance with the Bankruptcy Code, the Bankruptcy Rules, and any other applicable law.

34.           “Disputed” means any Claim or Interest that is not yet Allowed.

35.           “Distribution Record Date” means other than with respect to any publicly held securities, the record date for purposes of making distributions under the Plan on account of Allowed Claims, which date shall be five Business Days after the Confirmation Date.

36.           “Effective Date” means the date selected by the Debtors that is a Business Day after the Confirmation Date on which (a) the conditions to the occurrence of the Effective Date have been met or waived pursuant to Article IX.B and Article IX.C hereof and (b) no stay of the Confirmation Order is in effect.  Unless otherwise specifically provided herein, anything required to be done by the Debtors or the Reorganized Debtors, as applicable, on the Effective Date may be done on the Effective Date.

37.           “Entity” means an entity as such term is defined in section 101(15) of the Bankruptcy Code.

38.           “Equity Security” means any equity security as defined in section 101(16) of the Bankruptcy Code in a Debtor.

39.           “Estate” means, as to each Debtor, the estate created for the Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code.

40.           “Exchange Act” means the Securities Exchange Act of 1934, 15 U.S.C. § 78a, et seq.

41.           “Exculpated Claim” means any Claim related to any act taken or omitted to be taken in connection with, relating to, or arising out of the Debtors’ out-of-court restructuring efforts, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the Disclosure Statement or the Plan, or any contract, instrument, release, or other agreement or document created or entered into in connection with the Disclosure Statement or the Plan, the preparation or filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, and the administration and implementation of the Plan, including the issuance of New Equity or the distribution of property under the Plan or any other agreement.

42.           “Exculpated Party” means each of:  (a) the Debtors and (b) the Released Parties.

43.           “Exit Facility” means a credit facility to be entered into by the Reorganized Debtors to fund ongoing operations and obligations under the Plan.

44.           “Executory Contract” means a contract to which one or more of the Debtors is a party and that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

45.           “Federal Judgment Rate” means the federal judgment rate in effect as of the Petition Date.

46.           “File” or “Filed” means file, filed, or filing with the Bankruptcy Court or its authorized designee in the Chapter 11 Cases.

47.           “Final Order” means, as applicable, an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter, which has not been reversed, stayed, modified, or amended, and as to which the time to appeal, seek certiorari, or move for a new trial, re-argument, or rehearing  has expired and no appeal, petition for certiorari, or motion for a new trial, re-argument, or rehearing has been timely filed, or as to which any appeal that has been taken, any petition for certiorari, or motion for a new trial, re-argument, or rehearing that has been or may be Filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought.

48.           “General Administrative Claim” means any Administrative Claim, including Cure Claims, other than a Professional Fee Claim.

49.           “General Unsecured Claims” means any Claim against the Debtors that is not an Administrative Claim, a Priority Tax Claim, an Other Priority Claim, an Other Secured Claim, a Note Claim, an Intercompany Claim, or a Section 510(b) Claim.

50.           “Governmental Unit” means a governmental unit as defined in section 101(27) of the Bankruptcy Code.

51.           “Holdback Amount” means the aggregate holdback of those Professional fees billed to the Debtors during the Chapter 11 Cases that are held back pursuant to the Professional Fee Order or any other order of the Bankruptcy Court, which amount is to be deposited in the Holdback Escrow Account as of the Effective Date.  The Holdback Amount shall not be considered property of the Debtors or the Reorganized Debtors.  When all Professional Fee Claims have been paid, amounts remaining in the Holdback Escrow Account, if any, shall be paid to the Reorganized Debtors.

52.           “Holdback Escrow Account” means the escrow account established by the Reorganized Debtors into which Cash equal to the Holdback Amount shall be deposited on the Effective Date for the payment of Allowed Professional Fee Claims to the extent not previously paid or disallowed.

53.           “Holder” means an Entity holding a Claim or an Interest.

54.           “Impaired” means, with respect to a Class of Claims or Interests, a Class of Claims or Interests that is not Unimpaired.

55.           “Indemnification Obligation” means a Debtor’s obligation under an Executory Contract or otherwise to indemnify directors, officers, or employees of the Debtors with respect to or based upon any act or omission taken or omitted in any of such capacities, or for or on behalf of any Debtor, pursuant to and to the maximum extent provided by the Debtors’ respective articles of incorporation, certificates of formation, bylaws, similar corporate documents, and applicable law, as in effect on the Effective Date.

56.           “Informal Noteholders Committee” means the informal committee of the Holders of Note Claims represented by Paul, Weiss, Rifkind, Wharton & Garrison LLP, which represents the requisite number, and which collectively hold the requisite amount, of Note Claims needed to confirm a plan of reorganization pursuant to Section 1126(c) of the Bankruptcy Code.

57.           “Intercompany Claim” means any Claim held by a Debtor or a Non-Filer against another Debtor or Non-Filer or any Claim held by an Affiliate against a Debtor.

58.           “Intercompany Interest” means any Interest in a Debtor or a Non-Filer held by another Debtor or Non-Filer or any Interest in a Debtor or a Non-Filer held by an Affiliate of a Debtor or a Non-Filer.

59.           “Interests” means any: (a) Equity Security, including all issued, unissued, authorized, or outstanding shares of capital stock of the Debtors together with any warrants, options, or contractual rights to purchase or acquire such Equity Securities at any time and all rights arising with respect thereto; and (b) partnership, limited liability company, or similar interest in a Debtor.

60.           “Judicial Code” means title 28 of the United States Code, 28 U.S.C. §§ 1–4001.

61.           “Lien” means a lien as defined in section 101(37) of the Bankruptcy Code.

62.           “Management Equity Incentive Plan” means that certain post-Effective Date management equity incentive plan, the form of which shall be included in the Plan Supplement, the terms of which shall be consistent with what is described in Article IV.O below.

63.           “Michigan Joint Venture” means a joint venture entered into by the Non-Filers, on the one hand, and the Michigan Joint Venture Partner, on the other hand, whereby the Non-Filers and the Michigan Joint Venture Partner formed the Michigan Joint Venture Entities.

64.           “Michigan Joint Venture Entities” means Superior Materials Holdings, LLC, Superior Materials, LLC, and BWB, LLC, each a Michigan limited liability company.

65.           “Michigan Joint Venture Partner” means Edw. C. Levy Co., a Michigan corporation, d/b/a Clawson Concrete Company, and any of its successors or assigns.

66.           “New Boards” means, with respect to the Reorganized Debtors that are corporations or manager-managed limited liability companies, the initial boards of directors of such Reorganized Debtors.

67.           “New Equity” means the equity of Reorganized U.S. Concrete, Inc. authorized pursuant to the Plan.

68.           “New Organizational Documents” means such certificates or articles of incorporation, bylaws, or such other applicable formation documents of each of the Reorganized Debtors, which will be included in the Plan Supplement.

69.           “New Warrants” means, subject in all respects to the New Warrant Agreement, two tranches of warrants, each with a 7 year term issued by Reorganized U.S. Concrete, Inc. to acquire New Equity (both subject to dilution by the Management Equity Incentive Plan): (i) warrants to acquire 7.5% of the New Equity on a fully diluted basis exercisable at a New Equity value that is equal to a Par Plus Accrued Interest Recovery to holders of Note Claims; and (ii) warrants to acquire an additional 7.5% of the New Equity on a fully diluted basis exercisable at a New Equity value that is equal to a Par Plus Accrued Interest Recovery plus $50 million to holders of Note Claims.

70.           “New Warrant Agreement” means that certain warrant agreement, dated as of the Effective Date, governing the New Warrants to be issued by the Reorganized Debtors, substantially in the form to be included in the Plan Supplement.

71.           “Non-Executive Bonus Plan” means that certain prepetition bonus program for non-executive employees, which provides for payment of $400,000 in the aggregate to non-executive employees.

72.           “Non-Filers” means Builders’ Redi-Mix, LLC, BWB, Inc. of Michigan, Kurtz Gravel Company, Superior Holdings, Inc., and USC Michigan, Inc.

73.           “Notes” means the $285 million in 8.375% unsecured senior subordinated notes due April 1, 2014, issued by U.S. Concrete, Inc. pursuant to the Note Indenture, of which approximately $282.2 million in principal amount and past and due interest, plus accrued interest thereon, remains outstanding as of the Petition Date.

74.           “Note Claims” means Claims arising under the Note Indenture.

75.           “Note Indenture” means that certain indenture, dated as of March 31, 2004, as amended by the First Supplemental Indenture, dated as of July 5, 2006, by and among U.S. Concrete, Inc., as issuer, certain of its Affiliates, as guarantors, and Wells Fargo Bank, National Association, as indenture trustee.

76.           “Note Indenture Trustee” means Wells Fargo Bank, National Association., and/or its successors, as indenture trustee under the Note Indenture.

77.           “Notice, Claims, and Balloting Agent” means Epiq Bankruptcy Solutions, LLC, located at 757 Third Avenue, New York, New York 10017, (646) 282-2400, retained as the Debtors’ notice, claims, and balloting agent.

78.           “Other Priority Claims” means any Claim, other than an Administrative Claim or a Priority Tax Claim, entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

79.           “Other Secured Claim” means any Secured Claim that is not a Prepetition Secured Claim.

80.           “Par Plus Accrued Interest Recovery” means the value of the New Equity is equal to $285.009 million.

81.           “Petition Date” means April 29, 2010, the date on which the Debtors commenced the Chapter 11 Cases.

82.           “Plan” means this Joint Plan of Reorganization of the U.S. Concrete, Inc., et al., Pursuant to Chapter 11 of the Bankruptcy Code, including the Plan Supplement, which is incorporated herein by reference.

83.           “Plan Supplement” means the compilation of documents and forms of documents, schedules, and exhibits to the Plan to be Filed by the Debtors no later than 10 days prior to the Confirmation Hearing or such later date as may be approved by the Bankruptcy Court on notice to parties in interest, and additional documents filed with the Bankruptcy Court prior to the Effective Date as amendments to the Plan Supplement, comprised of, among other documents, the following:  (a) New Organizational Documents; (b) a list of retained Causes of Action; (c) Restructuring Transaction Memorandum; (d) Management Equity Incentive Plan; (e) New Warrant Agreement; and (f) Exit Facility.  Any reference to the Plan Supplement in this Plan shall include each of the documents identified above as (a) through (f).  The Debtors shall have the right to amend the documents contained in the Plan Supplement, and add additional documents to the Plan Supplement, through and including the Effective Date in accordance with Article IX hereof.

84.            “Postpetition Period” means the period of time following the Petition Date through the Confirmation Date.

85.           “Prepetition Secured Agent” means JPMorgan Chase Bank, N.A., and/or its successors and assigns, as administrative agent under the Prepetition Secured Credit Agreement.

86.           “Prepetition Secured Claims” means Claims arising under the Prepetition Secured Credit Agreement and any other Claims that, pursuant to the terms of the Prepetition Secured Credit Agreement, rank pari passu with and are secured equally and ratably with such Claims.

87.           “Prepetition Secured Credit Agreement” means that certain amended and restated credit agreement, dated as of June 30, 2006, by and among U.S. Concrete, Inc., as borrower, and certain of its Affiliates, as guarantors, JPMorgan Chase Bank, N.A., as administrative agent, Bank of America, N.A., as syndication agent, JPMorgan Chase Bank, as documentation agent, and certain financial institutions and lender parties thereto, and any schedules, amendments, guarantees, security documents, and other documents in connection therewith.

88.           “Priority Tax Claim” means any Claim of the kind specified in section 507(a)(8) of the Bankruptcy Code.

89.           “Pro Rata” means the proportion that an Allowed Claim or Allowed Interest in a particular Class bears to the aggregate amount of Allowed Claims or Allowed Interests in that Class.

90.           “Professional” means an Entity:  (a) employed pursuant to a Bankruptcy Court order in accordance with sections 327 or 1103 of the Bankruptcy Code and to be compensated for services rendered prior to or on the Confirmation Date, pursuant to sections 327, 328, 329, 330, 331, and 363 of the Bankruptcy Code; or (b) awarded compensation and reimbursement by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

91.           “Professional Fee Claims” means all Administrative Claims for the compensation of Professionals and the reimbursement of expenses incurred by such Professionals through the Confirmation Date.

92.           “Professional Fee Order” means that certain order of the Bankruptcy Court, establishing procedures for interim compensation and reimbursement of expenses of Professionals.

93.            “Reinstated” means:  (a) leaving unaltered the legal, equitable, and contractual rights to which a Claim or Interest entitles the Holder of such Claim or Interest so as to leave such Claim or Interest Unimpaired; or (b) notwithstanding any contractual provision or applicable law that entitles the Holder of a Claim or Interest to demand or receive accelerated payment of such Claim or Interest after the occurrence of a default:  (i) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code or of a kind that section 365(b)(2) expressly does not require to be cured; (ii) reinstating the maturity (to the extent such maturity has not otherwise accrued by the passage of time) of such Claim or Interest as such maturity existed before such default; (iii) compensating the Holder of such Claim or Interest for any damages incurred as a result of any reasonable reliance by such Holder on such contractual provision or such applicable law; (iv) if such Claim or Interest arises from a failure to perform a nonmonetary obligation other than a default arising from failure to operate a nonresidential real property lease subject to section 365(b)(1)(A), compensating the Holder of such Claim or Interest (other than a Debtor or an insider) for any actual pecuniary loss incurred by such Holder as a result of such failure; and (v) not otherwise altering the legal, equitable, or contractual rights to which such Claim or Interest entitles the Holder.

94.           “Released Party” means each of:  (a) the DIP Agent, the DIP Lenders, and the Holders of DIP Facility Claims, in each case, in their capacity as such; (b) the Prepetition Secured Agent and the Holders of Prepetition Secured Claims, in each case, in their capacity as such; (c) members of the Informal Noteholders Committee who vote to accept the Plan, the Holders of Note Claims who vote to accept the Plan, and the Note Indenture Trustee, in each case, in their capacity as such; (d) the Exit Facility agent and lenders, in each case, in their capacity as such; and (e) with respect to each of the foregoing entities in clauses (a) through (d), such person’s current and former Affiliates, subsidiaries, officers, directors, principals, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, in each case in their capacity as such; and (f) the Debtors’ and the Reorganized Debtors’ current and former Affiliates, including the Non-Filers, subsidiaries, officers, directors, principals, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, in each case in their capacity as such.  No Holder of a Claim or Interest who votes to reject the Plan shall be a Released Party.

95.           “Reorganized Debtors” means the Debtors, or any successor thereto, by merger, consolidation, or otherwise, on or after the Effective Date.

96.           “Reorganized U.S. Concrete, Inc.” means U.S. Concrete, Inc., or any successor thereto, by merger, consolidation, or otherwise, on or after the Effective Date.

97.           “Restructuring Transactions” means those mergers, amalgamations, consolidations, arrangements, continuances, restructurings, transfers, conversions, dispositions, liquidations, dissolutions, or other corporate transactions that the Debtors or the Reorganized Debtors determine to be necessary or appropriate to effect a restructuring of a Debtor’s business or a restructuring of the overall corporate structure of the Reorganized Debtors, including those described in the Restructuring Transactions Memorandum.

98.           “Restructuring Transactions Memorandum” means the memorandum describing the Restructuring Transactions, including those inter-company mergers, consolidations, amalgamations, arrangements, continuances, restructurings, transfers, conversions, dispositions, liquidations, dissolutions, or other corporate transactions that the Debtors or the Reorganized Debtors may determine to be necessary or appropriate to implement the Restructuring Transactions and to effect a restructuring of a Debtor’s business or a restructuring of the overall corporate structure of the Reorganized Debtors, which will be included in the Plan Supplement.

99.           “Section 510(b) Claim” means any Claim against the Debtors arising from rescission of a purchase or sale of a Security of any of the Debtors or an Affiliate of any of the Debtors, for damages arising from the purchase or sale of such a security, or for reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of such a Claim.

100.         “Secured” means when referring to a Claim: (a) secured by a Lien on property in which the Estate has an interest, which Lien is valid, perfected, and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, or that is subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the creditor’s interest in the Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code; or (b) Allowed as such pursuant to the Plan.

101.         “Securities Act” means the Securities Act of 1933, 15 U.S.C. §§ 77a-77aa, together with the rules and regulations promulgated thereunder.

102.         “Security” means a security as defined in section 2(a)(1) of the Securities Act.

103.         “Successive Forgiveness Period” means each 12-month period beginning upon the termination of the First Forgiveness Period.

104.         “Third Party Release” means the release provision set forth in Article VIII.E hereof.

105.         “Third Party Releasees” means the Debtors, the Reorganized Debtors, the Released Parties, and solely with respect to the Note Claims, the Non-Filers.

106.         “Unexpired Lease” means a lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

107.         “Unimpaired” means, with respect to a Class of Claims or Interests, a Class of Claims or Interests that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.

108.         “Unsecured Claim” means any Claim that is neither Secured nor entitled to priority under the Bankruptcy Code or any order of the Bankruptcy Court, including any Claim arising from the rejection of an Executory Contract or Unexpired Lease under section 365 of the Bankruptcy Code.

B.	Rules of Interpretation.

For purposes of this Plan:  (1) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (2) unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; (3) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit, whether or not Filed, having been Filed or to be Filed shall mean that document, schedule, or exhibit, as it may thereafter be amended, modified, or supplemented; (4) any reference to an Entity as a Holder of a Claim or Interest includes that Entity’s successors and assigns; (5) unless otherwise specified, all references herein to “Articles” are references to Articles hereof or hereto; (6) unless otherwise specified, all references herein to exhibits are references to exhibits in the Plan Supplement; (7) unless otherwise specified, the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (8) subject to the provisions of any contract, certificate of incorporation, bylaw, instrument, release, or other agreement or document entered into in connection with the Plan, the rights and obligations arising pursuant to the Plan shall be governed by, and construed and enforced in accordance with the applicable federal law, including the Bankruptcy Code and Bankruptcy Rules; (9) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (10) unless otherwise specified herein, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (11) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; (12) all references to docket numbers of documents Filed in the Chapter 11 Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system; (13) all references to statutes, regulations, orders, rules of courts, and the like shall mean as amended from time to time, and as applicable to the Chapter 11 Cases, unless otherwise stated; (14) all references to events occurring on a specified date shall mean that the event will occur on that date or as soon thereafter as reasonably practicable; and (15) any immaterial effectuating provisions may be interpreted by the Reorganized Debtors in such a manner that is consistent with the overall purpose and intent of the Plan all without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity.  Except as otherwise specifically provided in the Plan to the contrary, references in the Plan to the Debtors or to the Reorganized Debtors shall mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.

C.	Computation of Time.

Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein.  If the date on which a transaction may occur pursuant to the Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next succeeding Business Day.

D.	Governing Law.

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of Delaware, without giving effect to the principles of conflict of laws, shall govern the rights, obligations, construction, and implementation of the Plan, any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control); provided, however, that corporate governance matters relating to the Debtors or the Reorganized Debtors, as applicable, not incorporated in Delaware shall be governed by the laws of the state of incorporation of the relevant Debtor or the Reorganized Debtors, as applicable.

E.	Reference to Monetary Figures.

All references in the Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided.

ARTICLE II.
ADMINISTRATIVE CLAIMS AND PRIORITY TAX CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in Article III hereof.

A.	Administrative Claims.

1.           General Administrative Claims.

Except as specified in this Article II hereof, unless otherwise agreed to by the Holder of a General Administrative Claim and the Debtors or the Reorganized Debtors, as applicable, each Holder of an Allowed General Administrative Claim will receive, in full satisfaction of its General Administrative Claim, Cash equal to the amount of such Allowed General Administrative Claim in the ordinary course of the Debtors’ business, pursuant to the terms and conditions of the particular transaction giving rise to such Allowed General Administrative Claims, without any further action by the Holders of such Allowed General Administrative Claims.

2.           Professional Compensation.

(a)	Final Fee Applications.

All final requests for payment of Professional Fee Claims, including the Holdback Amount and Professional Fee Claims incurred during the period from Petition Date through the Confirmation Date, must be filed with the Bankruptcy Court and served on the Reorganized Debtors no later than 45 days after the Confirmation Date, unless the Debtors agree otherwise.  After notice and a hearing in accordance with the procedures established by the Bankruptcy Code and prior orders of the Bankruptcy Court in the Chapter 11 Cases, the allowed amounts of such Professional Fee Claims shall be determined by the Bankruptcy Court.

(b)	Post-Confirmation Date Fees and Expenses.

Except as otherwise specifically provided in the Plan, from and after the Confirmation Date, the Reorganized Debtors shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable legal, professional, or other fees and expenses related to implementation of the Plan and Consummation incurred by the Reorganized Debtors.  Upon the Confirmation Date, any requirement that Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Reorganized Debtors may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

B.	DIP Facility Claims.

Notwithstanding anything to the contrary herein, and subject to the terms of the DIP Facility, in full and final satisfaction, settlement, release, and discharge of and in exchange for release of all DIP Facility Claims, on the Effective Date, the DIP Facility Claims shall be paid in full and in Cash.

C.	Priority Tax Claims.

Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code.

ARTICLE III.
CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

A.	Classification of Claims and Interests.

Claims and Interests, except for Administrative Claims, DIP Facility Claims, and Priority Tax Claims, are classified in the Classes set forth in this Article III.  A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest qualifies within the description of such other Classes.  A Claim or Interest also is classified in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim is an Allowed Claim in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date.

1.           Class Identification.

The classification of Claims and Interests against the Debtors pursuant to the Plan is as follows:

Class	Claims and Interests	Status	Voting Rights

Class 1	Other Priority Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)

Class 2	Other Secured Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)

Class 3	General Unsecured Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)

Class 4	Note Claims	Impaired	Entitled to Vote

Class 5	Intercompany Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)

Class 6	Intercompany Interests	Unimpaired	Not Entitled to Vote (Deemed to Accept)

Class 7	Interests in U.S. Concrete, Inc.	Impaired	Entitled to Vote

Class 8	Section 510(b) Claims	Impaired	Not Entitled to Vote (Deemed to Reject)

B.	Treatment of Claims and Interests.

1.           Class 1 - Other Priority Claims.

(a)	Classification: Class 1 consists of all Other Priority Claims against the Debtors.

(b)
Treatment:  Except to the extent that a Holder of an Allowed Claim in Class 1 agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Claim in Class 1, each such Holder shall be paid in full in Cash by the Debtors or the Reorganized Debtors, as applicable, in the ordinary course of business.

(c)
Voting:  Class 1 is Unimpaired under the Plan.  Holders of Claims in Class 1 are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, such Holders are not entitled to vote to accept or reject the Plan.

2.           Class 2 - Other Secured Claims.

(a)	Classification: Class 2 consists of all Other Secured Claims against the Debtors.

(b)
Treatment:  Except to the extent that a Holder of an Allowed Claim in Class 2 agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Claim in Class 2, each such Claim shall be Reinstated or otherwise rendered Unimpaired for the benefit of the Holders thereof.

(c)
Voting:  Class 2 is Unimpaired under the Plan.  Holders of Claims in Class 2 are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, such Holders are not entitled to vote to accept or reject the Plan.

3.           Class 3 – General Unsecured Claims.

(a)	Classification: Class 3 consists of all General Unsecured Claims against the Debtors.

(b)
Treatment:  On the Effective Date, except to the extent that a Holder of a General Unsecured Claim agrees to less favorable treatment of its Allowed General Unsecured Claim or has been paid prior to the Effective Date, each Allowed General Unsecured Claim shall be paid in full, in Cash, in the ordinary course of business or otherwise rendered Unimpaired.  An Allowed General Unsecured Claim that is not due and payable on or before the Effective Date shall be paid thereafter (i) in the ordinary course of business in accordance with the terms of any agreement that governs such General Unsecured Claim or (ii) in accordance with the course of practice between the Debtors and such Holder with respect to such General Unsecured Claim.  Holders of General Unsecured Claims who received payment(s) from the Debtors during the Chapter 11 Cases pursuant to any Bankruptcy Court Final Order shall not be excluded from receiving distributions under the Plan of Reorganization on account of such Claims unless such Claims were fully satisfied by any prior payments from the Debtors.  The Debtors reserve the right to challenge the legal basis and amount of any General Unsecured Claim.

(c)
Voting:  Class 3 is Unimpaired under the Plan.  Holders of Claims in Class 3 are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, such Holders are not entitled to vote to accept or reject the Plan.

4.           Class 4 - Note Claims.

(a)	Classification: Class 4 consists of all Note Claims against the Debtors.

(b)
Treatment:  On the Effective Date, except to the extent that a Holder of a Note Claim agrees to less favorable treatment of its Allowed Note Claim, each Holder of an Allowed Note Claim against the Debtors shall receive its Pro Rata share of 100% of the New Equity issued on the Effective Date (subject to dilution by amounts reserved pursuant to the Management Equity Incentive Plan and the New Warrants).

(c)	Voting: Class 4 is Impaired under the Plan. Each Holder of a Note Claim is entitled to vote to accept or reject the Plan.

5.           Class 5 - Intercompany Claims.

(a)	Classification: Class 5 consists of all Intercompany Claims.

(b)
Treatment:  Intercompany Claims may be Reinstated as of the Effective Date or, at the Debtors’ or the Reorganized Debtors’ option, be cancelled, and no distribution shall be made on account of such Claims.

(c)
Voting:  Class 5 is Unimpaired under the Plan.  Holders of Claims in Class 5 are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, such Holders are not entitled to vote to accept or reject the Plan.

6.           Class 6 - Intercompany Interests.

(a)	Classification: Class 6 consists of all Intercompany Interests.

(b)
Treatment:  Intercompany Interests may be Reinstated as of the Effective Date or, at the Debtors’ or the Reorganized Debtors’ option, be cancelled, and no distribution shall be made on account of such Interests.

(c)
Voting:  Class 6 is Unimpaired under the Plan.  Holders of Interests in Class 6 are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, such Holders are not entitled to vote to accept or reject the Plan.

7.	Class 7 - Interests in U.S. Concrete, Inc.

(a)	Classification: Class 7 consists of all Interests in U.S. Concrete, Inc.

(b)
Treatment:  On the Effective Date, except to the extent that a Holder of an Interest in U.S. Concrete, Inc. agrees to less favorable treatment of its Allowed Interest, each Holder of an Interest in U.S. Concrete, Inc. shall receive its Pro Rata share of the New Warrants.

(c)	Voting: Class 7 is Impaired under the Plan. Each Holder of an Interest in U.S. Concrete, Inc. is entitled to vote to accept or reject the Plan.

8.           Class 8 - Section 510(b) Claims.

(a)	Classification: Class 8 consists of all Section 510(b) Claims.

(b)	Treatment: On the Effective Date, all Claims in Class 8 shall be cancelled without any distribution.

(c)
Voting:  Class 8 is Impaired under the Plan.  Holders of Claims in Class 8 are conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Therefore, such Holders are not entitled to vote to accept or reject the Plan.

C.	Special Provision Governing Unimpaired Claims.

Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtors’ rights in respect of any Unimpaired Claims, including, all rights in respect of legal and equitable defenses to or setoffs or recoupment against any such Unimpaired Claims.

D.	Acceptance or Rejection of the Plan.

1.           Voting Classes.

Classes 4 and 7 are Impaired under the Plan.  Each Holder of a Claim or Interest in such Classes is entitled to vote to accept or reject the Plan.

2.           Presumed Acceptance of the Plan.

Classes 1, 2, 3, 5, and 6 are Unimpaired under the Plan.  Each Holder of a Claim or Interest in such Classes is deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code and is not entitled to vote to accept or reject the Plan.

3.           Presumed Rejection of Plan.

Class 8 is Impaired and shall receive no distribution under the Plan.  Each Holder of a Class 8 Claim is deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code and is not entitled to vote to accept or reject the Plan.

E.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code.

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of the Plan by Class 4.  The Debtors shall seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims.

F.	Controversy Concerning Impairment.

If a controversy arises as to whether any Claims or Interests, or any Class of Claims or Interests, are Impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.

G.	Subordinated Claims

The allowance, classification, and treatment of all Allowed Claims and Allowed Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise.  Pursuant to section 510 of the Bankruptcy Code, the Reorganized Debtors reserve the right to re-classify any Allowed Claim or Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

ARTICLE IV.
MEANS FOR IMPLEMENTATION OF THE PLAN

A.	General Settlement of Claims and Interests.

As discussed in detail in the Disclosure Statement and as otherwise provided herein, pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, upon the Effective Date, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims and Interests and controversies resolved pursuant to the Plan.  Subject to Article VI hereof, all distributions made to Holders of Allowed Claims and Holders of Allowed Interests in any Class are intended to be and shall be final.

B.	Restructuring Transactions.

On or after the Effective Date, the Debtors or Reorganized Debtors, as applicable, shall enter into the Restructuring Transactions, including those described in the Restructuring Transactions Memorandum, and shall take any actions as may be necessary or appropriate to effect a restructuring of the overall corporate structure of the Reorganized Debtors, as and to the extent provided therein.  The Restructuring Transactions may include one or more inter-company mergers, consolidations, amalgamations, arrangements, continuances, restructurings, conversions, dissolutions, transfers, liquidations, or other corporate transactions as may be determined by the Debtors or the Reorganized Debtors, as applicable, to be necessary or appropriate.  The actions to effect the Restructuring Transactions may include:  (1) the execution and delivery of appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, conversion, disposition, transfer, arrangement, continuance, dissolution, sale, purchase, or liquidation containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable law and any other terms to which the applicable Entities may agree; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable parties agree; (3) the filing of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion, amalgamation, arrangement, continuance, or dissolution pursuant to applicable state or provincial law; and (4) all other actions that the applicable Entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law in connection with the Restructuring Transactions.

C.	Reorganized U.S. Concrete, Inc.

On the Effective Date, the New Board of Reorganized U.S. Concrete, Inc. shall be established, and Reorganized U.S. Concrete, Inc. shall adopt its New Organizational Documents, shall adopt and implement the Management Equity Incentive Plan on terms set forth in the Plan Supplement, and shall assume existing executive employment severance agreements with the Debtors’ management.  The employment severance agreements to be assumed shall be on terms acceptable to the Debtors, counsel to the Informal Noteholders Committee, and to the executives, provided that, for the Debtors’ Chief Executive Officer, Chief Financial Officer, General Counsel, and Vice President of Human Resources, the cash severance benefit payable in the event such executive is terminated without cause or if such executive terminates his employment for good cause, shall be not less than twice the amount of such  executive’s base salary.  The Reorganized Debtors shall be authorized to implement the Restructuring Transactions and adopt any other agreements, documents, and instruments and to take any other actions contemplated under the Plan as necessary or desirable to consummate the Plan.

D.	Existing Letters of Credit.

On the Effective Date, all letters of credit outstanding under the DIP Facility shall be deemed letters of credit outstanding under the Exit Facility.

E.	Sources of Consideration for Plan Distributions.

The Reorganized Debtors shall fund distributions under the Plan with Cash on hand, including Cash from operations.

1.           Exit Facility.

On the Effective Date, the Reorganized Debtors will consummate the Exit Facility.  In accordance with the Exit Financing Agreement, the Reorganized Debtors will use proceeds of the Exit Facility to fund ongoing operations and obligations under the Plan, including to pay or refinance the DIP Facility Claims.

2.           Intercompany Account Settlement.

The Debtors and the Reorganized Debtors, as applicable, shall be entitled to transfer funds between and among themselves as they determine to be necessary or appropriate to enable the Reorganized Debtors to satisfy their obligations under the Plan.  Except as set forth herein, any changes in intercompany account balances resulting from such transfers will be accounted for and settled in accordance with the Debtors’ historical intercompany account settlement practices and will not violate the terms of the Plan.

3.           Issuance of New Warrants and New Equity.

The issuance of the New Warrants and New Equity, including options, or other equity awards, if any, reserved for the Management Equity Incentive Plan, by Reorganized U.S. Concrete, Inc. is authorized without the need for any further corporate action or without any further action by the Holders of Claims or Interests.

All of the shares of New Equity issued pursuant to the Plan shall be duly authorized, validly issued, fully paid, and non-assessable.  Each distribution and issuance referred to in Article VI hereof shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance.

F.	Corporate Existence.

Except as otherwise provided in the Plan, each Debtor shall continue to exist after the Effective Date as a separate corporate entity, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other formation documents) in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws (or other formation documents) are amended under the Plan or otherwise, and to the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan and require no further action or approval (other than any requisite filings required under applicable state, provincial, or federal law).

G.	Vesting of Assets in the Reorganized Debtors.

Except as otherwise provided in the Plan or any agreement, instrument, or other document incorporated in the Plan, on the Effective Date, all property in each Estate, all Causes of Action, and any property acquired by any of the Debtors pursuant to the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances.  On and after the Effective Date, except as otherwise provided in the Plan, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

H.	Cancellation of Securities and Agreements.

On the Effective Date, except as otherwise specifically provided for in the Plan:  (1) the obligations of the Debtors under the Prepetition Secured Credit Agreement, the Note Indenture, and any other Certificate, Equity Security, share, note, bond, indenture, purchase right, option, warrant, or other instrument or document directly or indirectly evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors giving rise to any Claim or Interest (except such Certificates, notes, or other instruments or documents evidencing indebtedness or obligation of or ownership interest in the Debtors that are Reinstated pursuant to the Plan), shall be cancelled solely as to the Debtors and their Affiliates, including the Non-Filers, and the Reorganized Debtors shall not have any continuing obligations thereunder; and (2) the obligations of the Debtors and their Affiliates pursuant, relating, or pertaining to any agreements, indentures, certificates of designation, bylaws, or certificate or articles of incorporation or similar documents governing the shares, Certificates, notes, bonds, indentures, purchase rights, options, warrants, or other instruments or documents evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors (except such agreements, Certificates, notes, or other instruments evidencing indebtedness or obligation of or ownership interest in the Debtors that are specifically Reinstated pursuant to the Plan) shall be released and discharged; provided, however, that notwithstanding Confirmation or Consummation, any such indenture or agreement that governs the rights of the Holder of a Claim shall continue in effect solely for purposes of allowing Holders to receive distributions under the Plan; provided further, however, that the preceding proviso shall not affect the discharge of Claims or Interests pursuant to the Bankruptcy Code, the Confirmation Order, or the Plan, or result in any expense or liability to the Reorganized Debtors; provided further, however, that the foregoing shall not effect the cancellation of shares issued pursuant to the Restructuring Transactions nor any other shares held by one Debtor in the capital of another Debtor; provided further, however, that the following provisions of the Note Indenture shall continue in effect: (i) the Note Indenture Trustee’s rights and remaining obligations relating to the Notes and Note Claims and to perform such other necessary functions with respect thereto including as set forth below with respect to the surrender of Notes as provided for in the Plan including Article IV.I hereof, and (ii) any right to indemnification, contribution, fees, expenses or other claim that the Note Indenture Trustee may have under the Note Indenture.

I.	Surrender of Existing Securities.

On the Effective Date, each Holder of Note Claims shall surrender its note(s) to the Note Indenture Trustee, or in the event such note(s) are held in the name of, or by a nominee of, The Depository Trust Company, the Reorganized Debtors shall seek the cooperation of The Depository Trust Company to provide appropriate instructions to the Note Indenture Trustee.  No distributions under the Plan shall be made for or on behalf of such Holder unless and until such note is received by the Note Indenture Trustee or appropriate instructions from The Depository Trust Company shall be received by the Note Indenture Trustee or the loss, theft, or destruction of such Notes is established to the reasonable satisfaction of the Note Indenture Trustee, which satisfaction may require such Holder to submit:  (1) a lost instrument affidavit; and (2) an indemnity bond holding the Debtors, the Reorganized Debtors, and the Note Indenture Trustee harmless in respect of such Notes and distributions made thereof.  Upon compliance with this Section by a Holder of any Notes, such Holder shall, for all purposes under the Plan, be deemed to have surrendered such Notes.  Any Holder that fails to surrender such Notes or satisfactorily explain its non-availability to the Note Indenture Trustee within one year of the Effective Date shall be deemed to have no further Claim against the Debtors, the Reorganized Debtors (or their property), or the Note Indenture Trustee in respect of such Claim and shall not participate in any distribution under the Plan.  All property in respect of such forfeited distributions, including interest thereon, shall be promptly returned to the Reorganized Debtors by the Note Indenture Trustee, and any such security shall be cancelled.

J.	Corporate Action.

Upon the Effective Date, all actions contemplated under the Plan shall be deemed authorized and approved in all respects, including:  (1) adoption or assumption, as applicable, of the agreements with existing management; (2) selection of the directors and officers for the Reorganized Debtors; (3) the distribution of the New Equity and the New Warrants; (4) implementation of the Restructuring Transactions as set forth in the Restructuring Transactions Memorandum; (5) adoption and implementation of the Management Equity Incentive Plan, as will be set forth in the Plan Supplement; (6) execution of the Exit Facility; and (7) all other actions contemplated under the Plan (whether to occur before, on, or after the Effective Date).  All matters provided for in the Plan involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate action required by the Debtors or the Reorganized Debtors in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders, directors or officers of the Debtors or the Reorganized Debtors.  On or (as applicable) prior to the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors, as applicable, shall be authorized and (as applicable) directed to issue, execute, and deliver the agreements, documents, securities, and instruments contemplated under the Plan (or necessary or desirable to effect the transactions contemplated under the Plan) in the name of and on behalf of the Reorganized Debtors, including the Exit Facility and any and all other agreements, documents, securities, and instruments relating to the foregoing.  The authorizations and approvals contemplated by this Article IV.J shall be effective notwithstanding any requirements under non-bankruptcy law.  The issuance of the New Equity shall be exempt from the requirements of section 16(b) of the Securities Exchange Act of 1934 (pursuant to Rule 16b-3 promulgated thereunder) with respect to any acquisition of such securities by an officer or director (or a director deputized for purposes thereof) as of the Effective Date.

K.	New Organizational Documents.

On or immediately prior to the Effective Date, each of the Reorganized Debtors will file its New Organizational Documents with the applicable Secretaries of State and/or other applicable authorities in its respective state, province, or country of incorporation in accordance with the corporate laws of the respective state, province, or country of incorporation.  Pursuant to section 1123(a)(6) of the Bankruptcy Code, the New Organizational Documents will prohibit the issuance of non-voting equity securities.  After the Effective Date, the Reorganized Debtors may amend and restate their respective New Organizational Documents and other constituent documents as permitted by the laws of their respective state, province, or country of incorporation and its respective New Organizational Documents.

L.	Directors and Officers of the Reorganized Debtors.

As of the Effective Date, the term of the current members of the board of directors of the Debtors shall expire, and the initial boards of directors, including the New Boards, and the officers of each of the Reorganized Debtors shall be appointed in accordance with the respective New Organizational Documents.  The New Board of Reorganized U.S. Concrete, Inc. shall be composed of 6 members, which shall consist of the Chief Executive Officer of Reorganized U.S. Concrete, Inc. and 5 directors to be selected by the Informal Noteholders Committee.  Pursuant to section 1129(a)(5) of the Bankruptcy Code, the Debtors will disclose in advance of the Confirmation Hearing the identity and affiliations of any Person proposed to serve on the initial board of directors or be an officer of each of the Reorganized Debtors.  To the extent any such director or officer of the Reorganized Debtors is an “insider” under the Bankruptcy Code, the Debtors also will disclose the nature of any compensation to be paid to such director or officer.  Each such director and officer shall serve from and after the Effective Date pursuant to the terms of the New Organizational Documents and other constituent documents of the Reorganized Debtors.

M.	Effectuating Documents; Further Transactions.

On and after the Effective Date, the Reorganized Debtors, and the officers and members of the boards of directors thereof, are authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan, the Restructuring Transactions, and the Securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorization, or consents except for those expressly required pursuant to the Plan.

N.	Section 1146 Exemption.

Pursuant to section 1146 of the Bankruptcy Code, any transfers of property pursuant hereto shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forgo the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment.

O.	Director and Officer Liability Insurance.

On or before the Effective Date, the Reorganized Debtors will obtain sufficient liability insurance policy coverage for a period of six years after the Effective Date for the Debtors’ and the Non-Filers’ current and former directors and officers serving from and after the Petition Date.

P.	Management Equity Incentive Plan.

On the Effective Date, 9.5% of the New Equity, on a fully-diluted basis, shall be reserved for issuance as grants of stock, restricted stock, options, or stock appreciation rights or similar equity awards to management and employees in connection with the Management Equity Incentive Plan, and 0.5% of the New Equity, on a fully-diluted basis shall be reserved for Director Equity.  The terms and conditions of the grant of the Director Equity shall be set forth in the Management Equity Incentive Plan.

A minimum of 3.5% of the fully-diluted New Equity shall be issued to management and employees within 30 days of the Effective Date pursuant to the terms of the Management Equity Incentive Plan.  The initial allocation of New Equity to the Debtors’ Chief Executive Officer, Chief Financial Officer, General Counsel, and Vice President of Human Resources shall be determined prior to Confirmation.  Such initial awards of New Equity shall vest quarterly 33% in the first year after the Effective Date, 33% in the second year after the Effective Date, and 33% in the third year after the Effective Date, provided that in the event an employee is terminated without cause, any New Equity previously awarded and any New Equity awards that would have vested in the six month period following such employee’s termination shall vest immediately and shall be exercisable by such employee within the twelve month period following termination.  A material portion of such New Equity shall be comprised of restricted stock units.

All New Equity reserved pursuant to the Management Equity Incentive Plan and not issued shall be granted to managers of the Reorganized Debtor within 5 years of the Effective Date.

Q.	Employee and Retiree Benefits.

All employment, retirement, indemnification, and other agreements or arrangements in place as of the Effective Date with the Debtors’ and the Non-Filers’ officers or employees, or retirement income plans and welfare benefit plans for such persons, or discretionary bonus plans or variable incentive plans regarding payment of a percentage of annual salary based on performance goals and financial targets for certain employees identified as key leaders, top level managers, or sales leaders, including, but not limited to, the Debtors’ 2010 Incentive Plan, the Non-Executive Bonus Plan, or indemnification arrangements with directors of the Debtors and non-Debtor subsidiaries, shall be assumed by the Reorganized Debtors and shall remain in place after the Effective Date, as may be amended by agreement between the beneficiaries of such agreements, plans, or arrangements, on the one hand, and the Debtors and counsel to the Informal Noteholders Committee, on the other hand, or, after the Effective Date, by agreement with the Reorganized Debtors, and the Reorganized Debtors will continue to honor such agreements, arrangements, programs, and plans; provided, however, that the foregoing shall not apply to any equity-based compensation or incentive-based plan, agreement, or arrangement existing as of the Petition Date.  Nothing in the Plan shall limit, diminish, or otherwise alter the Reorganized Debtors’ defenses, claims, Causes of Action, or other rights with respect to any such contracts, agreements, policies, programs, and plans.  Notwithstanding the foregoing, pursuant to section 1129(a)(13) of the Bankruptcy Code, on and after the Effective Date, all retiree benefits (as that term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law.

R.	Preservation of Causes of Action.

In accordance with section 1123(b) of the Bankruptcy Code, but subject to Article VIII and Article IV.S hereof, the Reorganized Debtors shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date, including any actions specifically enumerated in the Plan Supplement, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date.  The Reorganized Debtors may pursue such Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors.  No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as any indication that the Debtors or Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action against it.  The Debtors or Reorganized Debtors, as applicable, expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan.  Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Bankruptcy Court order, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.

In accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action that a Debtor may hold against any Entity shall vest in the Reorganized Debtors.  The applicable Reorganized Debtors, through their authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action.  The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court.

S.	Release of Avoidance Actions.

On Effective Date, the Debtors shall release any and all Avoidance Actions and the Debtors and the Reorganized Debtors and any of their successors or assigns and any Entity acting on behalf of the Debtors or the Reorganized Debtors shall be deemed to have waived the right to pursue any and all Avoidance Actions.

ARTICLE V.
TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Assumption of Executory Contracts and Unexpired Leases.

On the Effective Date, except as otherwise provided herein, all Executory Contracts or Unexpired Leases will be deemed assumed in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code.  Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such assumptions pursuant to sections 365(a) and 1123 of the Bankruptcy Code.  Any motions to assume Executory Contracts or Unexpired Leases pending on the Effective Date shall be subject to approval by the Bankruptcy Court on or after the Effective Date by a Final Order.  Each Executory Contract and Unexpired Lease assumed pursuant to this Article V.A or by any order of the Bankruptcy Court, which has not been assigned to a third party prior to the Confirmation Date, shall revest in and be fully enforceable by the Reorganized Debtors in accordance with its terms, except as such terms are modified by the provisions of the Plan or any order of the Bankruptcy Court authorizing and providing for its assumption under applicable federal law.

B.	Indemnification Obligations.

Each Indemnification Obligation of directors, officers, and employees of the Debtors who served in such capacity prior to, on, or after the Petition Date shall be assumed by the applicable Debtor, effective as of the Effective Date, pursuant to sections 365 and 1123 of the Bankruptcy Code, to the extent such Indemnification Obligation is executory.  Each Indemnification Obligation that is assumed, deemed assumed, honored, or reaffirmed shall remain in full force and effect, shall not be modified, reduced, discharged, impaired, or otherwise affected in any way, and shall survive Unimpaired and unaffected, irrespective of when such obligation arose.

C.	Cure of Defaults for Executory Contracts and Unexpired Leases Assumed.

Any monetary defaults under each Executory Contract and Unexpired Lease to be assumed pursuant to the Plan shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash on the Effective Date or in the ordinary course of business, subject to the limitation described below, or on such other terms as the parties to such Executory Contracts or Unexpired Leases may otherwise agree.  In the event of a dispute regarding: (1) the amount of any payments to cure such a default; (2) the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed; or (3) any other matter pertaining to assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order or orders resolving the dispute and approving the assumption.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption.  Any Proofs of Claim filed with respect to an Executory Contract or Unexpired Lease that has been assumed shall be deemed disallowed and expunged, without further notice to or action, order, or approval of the Bankruptcy Court.

D.	Insurance Policies.

Each of the Debtors’ insurance policies and any agreements, documents, or instruments relating thereto, are treated as Executory Contracts under the Plan.  On the Effective Date, the Debtors shall be deemed to have assumed all insurance policies and any agreements, documents, and instruments relating to coverage of all insured Claims.

E.	Modifications, Amendments, Supplements, Restatements, or Other Agreements.

Unless otherwise provided in the Plan, each Executory Contract or Unexpired Lease that is assumed shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and all Executory Contracts and Unexpired Leases related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan.

Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

F.	Reservation of Rights.

Nothing contained in the Plan, shall constitute an admission by the Debtors that any Executory Contract or Unexpired Lease is in fact an Executory Contract or Unexpired Lease or that any of the Reorganized Debtors has any liability thereunder.  If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors or the Reorganized Debtors, as applicable, shall have 30 days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

G.	Nonoccurrence of Effective Date.

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code.

H.	Contracts and Leases Entered Into After the Petition Date.

Contracts and leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed by such Debtor, will be performed by the applicable Debtor or Reorganized Debtor liable thereunder in the ordinary course of its business.  Accordingly, such contracts and leases (including any assumed Executory Contracts and Unexpired Leases) will survive and remain unaffected by entry of the Confirmation Order.

ARTICLE VI.
PROVISIONS GOVERNING DISTRIBUTIONS

A.	Timing and Calculation of Amounts to Be Distributed.

Unless otherwise provided in the Plan, on the Effective Date (or if a Claim is not an Allowed Claim or Allowed Interest) on the Effective Date, on the date that such Claim or Interest becomes an Allowed Claim or Allowed Interest, each Holder of an Allowed Claim or Allowed Interest shall receive the full amount of the distributions that the Plan provides for Allowed Claims or Allowed Interests in the applicable Class.  In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.  If and to the extent that there are Disputed Claims or Disputed Interests, distributions on account of any such Disputed Claims or Disputed Interests shall be made pursuant to the provisions set forth in Article VII hereof.  Except as otherwise provided in the Plan, Holders of Claims or Interests shall not be entitled to interest, dividends, or accruals on the distributions provided for in the Plan, regardless of whether such distributions are delivered on or at any time after the Effective Date.

B.	Disbursing Agent.

All distributions under the Plan shall be made by the Disbursing Agent on the Effective Date.  The Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court.  Additionally, in the event that the Disbursing Agent is so otherwise ordered, all costs and expenses of procuring any such bond or surety shall be borne by the Reorganized Debtors.

C.	Rights and Powers of Disbursing Agent.

1.           Powers of the Disbursing Agent.

The Disbursing Agent shall be empowered to:  (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (b) make all distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.

2.           Expenses Incurred On or After the Effective Date.

Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including taxes) and any reasonable compensation and expense reimbursement claims (including reasonable attorney fees and expenses) made by the Disbursing Agent shall be paid in Cash by the Reorganized Debtors.

D.	Delivery of Distributions and Undeliverable or Unclaimed Distributions.

1.           Delivery of Distributions in General.

Except as otherwise provided herein, the Reorganized Debtors shall make distributions to Holders of Allowed Claims and Allowed Interests on the Distribution Record Date at the address for each such Holder as indicated on the Debtors’ records as of the date of any such distribution; provided, however, that the manner of such distributions shall be determined at the discretion of the Reorganized Debtors.

2.           Minimum Distributions.

No fractional shares of New Equity or New Warrants shall be distributed, and no Cash shall be distributed in lieu of such fractional amounts.  When any distribution pursuant to the Plan on account of an Allowed Claim or Allowed Interest would otherwise result in the issuance of a number of shares of New Equity or New Warrants that is not a whole number, the actual distribution of shares of New Equity or New Warrants shall be rounded as follows:  (a) fractions of one-half (½) or greater shall be rounded to the next higher whole number and (b) fractions of less than one-half (½) shall be rounded to the next lower whole number with no further payment therefor. The total number of authorized shares of New Equity and New Warrants to be distributed to Holders of Allowed Claims and Allowed Interests shall be adjusted as necessary to account for the foregoing rounding.

3.           Undeliverable Distributions and Unclaimed Property.

In the event that any distribution to any Holder is returned as undeliverable, no distribution to such Holder shall be made unless and until the Disbursing Agent has determined the then-current address of such Holder, at which time such distribution shall be made to such Holder without interest; provided, however, that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one year from the Effective Date; provided further, however, that the Debtors shall use commercially reasonable efforts to locate a Holder if any distribution is returned as undeliverable.  After such date, all unclaimed property or interests in property shall revert to the Reorganized Debtors automatically and without need for a further order by the Bankruptcy Court (notwithstanding any applicable federal, provincial or state escheat, abandoned, or unclaimed property laws to the contrary), and the Claim of any Holder to such property or Interest in property shall be discharged and forever barred.

E.	Manner of Payment

1.           All distributions of the New Equity to the Holders of Claims and Interests under the Plan shall be made by the Disbursing Agent on behalf of Reorganized U.S. Concrete, Inc.

2.           All distributions of Cash under the Plan shall be made by the Disbursing Agent on behalf of the applicable Debtor.

3.           At the option of the Disbursing Agent, any Cash payment to be made hereunder may be made by check or wire transfer or as otherwise required or provided in applicable agreements.

F.	Section 1145 Exemption.

Pursuant to section 1145 of the Bankruptcy Code, the offering, issuance, and distribution of the New Equity, New Warrants, and New Equity deliverable upon exercise of the New Warrants and Management Equity Incentive Plan, as contemplated by Article III.B hereof to Classes 4 and 7, shall be exempt from, among other things, the registration requirements of section 5 of the Securities Act and any other applicable law requiring registration prior to the offering, issuance, distribution, or sale of Securities.  In addition, under section 1145 of the Bankruptcy Code, such New Equity will be freely tradable in the U.S. by the recipients thereof, subject to the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act, and compliance with applicable securities laws and any rules and regulations of the Securities and Exchange Commission, if any, applicable at the time of any future transfer of such Securities or instruments and subject to any restrictions in the New Warrant Agreement or the New Organizational Documents, as applicable.

G.	Compliance with Tax Requirements.

In connection with the Plan, to the extent applicable, the Reorganized Debtors shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements.  Notwithstanding any provision in the Plan to the contrary, the Reorganized Debtors and the Disbursing Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate.  The Reorganized Debtors reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and other spousal awards, liens, and encumbrances.

H.	Allocations.

Distributions in respect of Allowed Claims shall be allocated first to the principal amount of such Claims (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claims, to any portion of such Claims for accrued but unpaid interest.

I.	No Postpetition Interest on Claims.

Unless otherwise specifically provided for in the Plan, the Confirmation Order, or required by applicable bankruptcy law, postpetition interest shall not accrue or be paid on any Claims against the Debtors, and no Holder of a Claim against the Debtors shall be entitled to interest accruing on or after the Petition Date on any such Claim.

J.	Setoffs and Recoupment.

The Debtors may, but shall not be required to, setoff against or recoup from any Claims of any nature whatsoever that the Debtors may have against the claimant, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors or the Reorganized Debtors of any such Claim it may have against the Holder of such Claim.

K.	Claims Paid or Payable by Third Parties.

1.           Claims Paid by Third Parties.

The Debtors or the Reorganized Debtors, as applicable, shall reduce in full a Claim, and such Claim shall be disallowed without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor or a Reorganized Debtor.  Subject to the last sentence of this paragraph, to the extent a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such Holder shall, within two weeks of receipt thereof, repay or return the distribution to the applicable Reorganized Debtor, to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan.  The failure of such Holder to timely repay or return such distribution shall result in the Holder owing the applicable Reorganized Debtor annualized interest at the Federal Judgment Rate on such amount owed for each Business Day after the two-week grace period specified above until the amount is repaid.

2.           Claims Payable by Third Parties.

No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy.  To the extent that one or more of the Debtors’ insurers agrees to satisfy in full or in part a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, the applicable portion of such Claim may be expunged without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

3.           Applicability of Insurance Policies.

Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy.  Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

ARTICLE VII.
TREATMENT OF DISPUTED CLAIMS UNDER THE PLAN

A.	Disputed Claims Process.

Holders of Claims, Interests, and Administrative Claims need not file proofs of claim with the Bankruptcy Court and shall be subject to the Bankruptcy Court process only to the extent provided in the Plan.  On and after the Effective Date, except as otherwise provided in the Plan, all Allowed Claims shall be paid in the ordinary course of business of the Reorganized Debtors.  If the Debtors or Reorganized Debtors dispute any Claim, such dispute shall be determined, resolved, or adjudicated, as the case may be, in the manner as if the Chapter 11 Cases had not been commenced and shall survive the Effective Date as if the Chapter 11 Cases had not been commenced, provided, however, that the Debtors or Reorganized Debtors may elect, at their sole option, to object to any Claim (other than Claims expressly Allowed by the Plan) and to have the validity or amount of any Claim adjudicated by the Bankruptcy Court; provided further, however, that Holders of Claims and Administrative Claims may elect to resolve the validity or amount of any Claim in the Bankruptcy Court.  If a Holder makes such an election, the Bankruptcy Court shall apply the law that would have governed the dispute if the Chapter 11 Cases had not been filed.

B.	No Distributions Pending Allowance.

Notwithstanding any other provision hereof, if any portion of a Claim is a Disputed Claim, no payment or distribution provided hereunder shall be made on account of such Claim unless and until such Disputed Claim becomes an Allowed Claim.

C.	Distributions After Allowance.

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the Holder of such Allowed Claim in accordance with the provisions of the Plan.  As soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim becomes a Final Order, the Disbursing Agent shall provide to the Holder of such Claim the distribution (if any) to which such Holder is entitled under the Plan as of the Effective Date, without any interest to be paid on account of such Claim.

ARTICLE VIII.
SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS

A.	Compromise and Settlement.

Notwithstanding anything contained herein to the contrary, the allowance, classification, and treatment of all Allowed Claims and their respective distributions and treatments hereunder takes into account and conforms to the relative priority and rights of the Claims and the Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto whether arising under general principles of equitable subordination, section 510 of the Bankruptcy Code, or otherwise.  As of the Effective Date, any and all such rights described in the preceding sentence are settled, compromised, and released pursuant hereto.  The Confirmation Order will constitute the Bankruptcy Court’s finding and determination that the settlements reflected in the Plan are (1) in the best interests of the Debtors, their estates, and all Holders of Claims, (2) fair, equitable, and reasonable, (3) made in good faith, and (4) approved by the Bankruptcy Court pursuant to section 363 of the Bankruptcy Code and Bankruptcy Rule 9019.  In addition, the allowance, classification, and treatment of Allowed Claims take into account any Causes of Action, whether under the Bankruptcy Code or otherwise under applicable non-bankruptcy law, that may exist between the Debtors and any Released Party; as of the Effective Date, any and all such Causes of Action are settled, compromised, and released pursuant hereto.  The Confirmation Order shall approve the releases by all Entities of all such contractual, legal, and equitable subordination rights or Causes of Action that are satisfied, compromised, and settled pursuant hereto.  Nothing in this Article VIII.A shall compromise or settle in any way whatsoever, any Causes of Action that the Debtors or the Reorganized Debtors, as applicable, may have against a non-Released Party or provide for the indemnity of any non-Released Party.

In accordance with the provisions of this Plan, and pursuant to section 363 of the Bankruptcy Code and Bankruptcy Rule 9019, without any further notice to or action, order or approval of the Bankruptcy Court, after the Effective Date (1) the Reorganized Debtors may, in their sole and absolute discretion, compromise and settle Claims against the Debtors and (2) the Reorganized Debtors may, in their sole and absolute discretion, compromise and settle Causes of Action against other Entities.

B.	Discharge of Claims and Termination of Interests.

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan or in any contract, instrument, or other agreement or document created pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code; provided, however, that, upon the Effective Date, all Allowed General Unsecured Claims shall be Reinstated and shall not be subject to the discharge provisions of this Article VIII.B.  Any default by the Debtors or their Affiliates with respect to any Claim or Interest that existed immediately prior to or on account of the filing of the Chapter 11 Cases shall be deemed cured on the Effective Date.  The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the Effective Date occurring.  This Article VIII.B also shall apply to any and all claims against the Non-Filers on account of or relating to the Notes.

C.	Release of Liens.

Except as otherwise provided in the Plan, or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any Holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and assigns.

D.	Releases by the Debtors.

Pursuant to section 1123(b) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan, for good and valuable consideration, on and after the Effective Date, the Released Parties are deemed released and discharged by the Debtors, the Reorganized Debtors, and the Estates from any and all Claims, obligations, rights, suits, damages, causes of action, remedies, and liabilities whatsoever, whether for tort, fraud, contract, violations of federal or state securities laws, or otherwise, including any derivative Claims asserted or that could possibly have been asserted on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that the Debtors, the Reorganized Debtors, the Estates, or their Affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Interest or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors or their Affiliates, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any Security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims and Interests prior to or in the Chapter 11 Cases, the negotiation, formulation, or preparation of the Plan and related Disclosure Statement, or related agreements, instruments, or other documents, upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Confirmation Date of the Plan, other than Claims or liabilities arising out of or related to any contractual or fixed monetary obligation owed to the Debtors or the Reorganized Debtors.  Notwithstanding any other provision of the Plan to the contrary, the Debtors and the Non-Filers do not release and shall not be deemed to have released any claims, rights, or Causes of Action related to the operation of the Michigan Joint Venture, including, but not limited to, any claims, rights, or Causes of Action against the Michigan Joint Venture Entities or the Michigan Joint Venture Partner or any rights under any agreements related to the Michigan Joint Venture.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtor Release, which includes by reference each of the related provisions and definitions contained herein, and further, shall constitute the Bankruptcy Court’s finding that the Debtor Release is:  (1) in exchange for the good and valuable consideration provided by the Released Parties; (2) a good faith settlement and compromise of the Claims released by this Article VIII.D; (3) in the best interests of the Debtors and all Holders of Claims and Interests; (4) fair, equitable, and reasonable; (5) given and made after due notice and opportunity for hearing; and (6) a bar to any of the Debtors asserting any claim or Cause of Action released pursuant to the Debtor Release.

E.	Releases by Holders of Claims and Interests.

Except as provided in the last sentence of this Article VIII.E, as of the Effective Date, each Holder of a Claim or an Interest in the Debtors, except to the extent that such Holder either voted to reject the Plan or is classified in a Class that is deemed to accept or reject the Plan, shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever, released and discharged the Third Party Releasees from any and all Claims, Interests, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, whether for tort, fraud, contract, violations of federal or state securities laws, or otherwise, including any derivative Claims, asserted on behalf of a debtor, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity, or otherwise, that such entity would have been legally entitled to assert (whether individually or collectively), based on or in any way relating to, or in any manner arising from, in whole or in part, the Debtors, the Non-Filers, the Debtors’ restructuring, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any Security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims and Interests prior to or in the Chapter 11 Cases, the negotiation, formulation, or preparation of the Plan, the related Disclosure Statement, the related Plan Supplement, or related agreements, instruments, or other documents, upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date of the Plan.  Notwithstanding anything to the contrary in the foregoing, the release set forth above does not release any post-Effective Date obligations of any party under the Plan or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Third Party Release, which includes by reference each of the related provisions and definitions contained herein, and further, shall constitute the Bankruptcy Court’s finding that the Third Party Release is:  (1) in exchange for the good and valuable consideration provided by the Third Party Releasees; (2) a good faith settlement and compromise of the Claims released by this Article VIII.E; (3) in the best interests of the Debtors and all Holders of Claims and Interests; (4) fair, equitable, and reasonable; (5) given and made after due notice and opportunity for hearing; and (6) a bar to any Entity granting a Third Party Release from asserting any claim or Cause of Action released pursuant to the Third Party Release.

Nothing in this Third Party Release shall be deemed to release or Impair any Allowed General Unsecured Claim against the Debtors, and all Allowed General Unsecured Claims against the Debtors shall be Reinstated under the Plan.

F.	Exculpation.

No Exculpated Party shall have or incur, and each Exculpated Party is hereby released and exculpated from any Exculpated Claim or any obligation, cause of action, or liability for any Exculpated Claim; provided, however, that the foregoing “Exculpation” shall have no effect on the liability of any Entity that results from any such act or omission that is determined by a Final Order to have constituted gross negligence or willful misconduct; provided further that in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to, or in connection with, the Plan.  The Debtors and the Reorganized Debtors (and each of their respective Affiliates, agents, directors, officers, employees, advisors, and attorneys) have participated in compliance with the applicable provisions of the Bankruptcy Code with regard to the solicitation and distribution of the Securities pursuant to the Plan, and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

G.	Injunction.

Except as otherwise expressly provided in the Plan or for obligations issued pursuant to the Plan, all Entities who have held, hold, or may hold Claims or Interests that have been released pursuant to Article VIII.D or Article VIII.E hereof, discharged pursuant to Article VIII.A hereof, or are subject to exculpation pursuant to Article VIII.F hereof are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Non-Filers, the Reorganized Debtors, the Released Parties, or the Exculpated Parties:  (1) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such Claims or Interests; (3) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or estates of such Entities on account of or in connection with or with respect to any such Claims or Interests; (4) asserting any right of subrogation or recoupment of any kind against any obligation due from such Entities or against the property or Estates of such Entities on account of or in connection with or with respect to any such Claims or Interests; and (5) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests released or settled pursuant to the Plan.  Subject only to entry of a Final Order approving the California Wage and Hour 9019 Motion, the California Wage and Hour Litigation is permanently enjoined by this Article VIII.G and each and every plaintiff, class member, or party to the California Wage and Hour Litigation is permanently bound by this Injunction.

H.	Protections Against Discriminatory Treatment.

Consistent with section 525 of the Bankruptcy Code and the Supremacy Clause of the U.S. Constitution, no Entities, including Governmental Units, shall discriminate against the Reorganized Debtors or deny, revoke, suspend, or refuse to renew a license, permit, charter, franchise, or other similar grant to, condition such a grant to, discriminate with respect to such a grant against, the Reorganized Debtors, or another Entity with whom the Reorganized Debtors have been associated, solely because each Debtor has been a debtor under chapter 11 of the Bankruptcy Code, has been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before the Debtors are granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.

I.	Recoupment.

In no event shall any Holder of a Claim or an Interest be entitled to recoup any Claim or Interest against any claim, right, or Cause of Action of the Debtors or the Reorganized Debtors, as applicable, unless (i) such Holder actually has performed such recoupment and provided notice thereof in writing to the Debtors on or before the Confirmation Date or (ii) such Claim or Interest is Reinstated under the Plan.

J.	Subordination Rights.

Any distributions under the Plan to Holders shall be received and retained free from any obligations to hold or transfer the same to any other Holder, and shall not be subject to levy, garnishment, attachment, or other legal process by any Holder by reason of claimed contractual subordination rights.  Any such subordination rights shall be waived, and the Confirmation Order shall constitute an injunction enjoining any Entity from enforcing or attempting to enforce any contractual, legal, or equitable subordination rights to property distributed under the Plan, in each case other than as provided in the Plan.

K.	Document Retention.

On and after the Effective Date, the Reorganized Debtors may maintain documents in accordance with their current document retention policy, as may be altered, amended, modified, or supplemented by the Reorganized Debtors.

ARTICLE IX.
CONDITIONS PRECEDENT TO CONFIRMATION
AND CONSUMMATION OF THE PLAN

A.	Conditions Precedent to Confirmation.

It shall be a condition precedent to Confirmation of the Plan that the following conditions shall have been satisfied or waived pursuant to the provisions of Article IX.C hereof:

1.      the Bankruptcy Court shall have entered the Confirmation Order in form and substance acceptable to the Debtors and reasonably acceptable to the Informal Noteholders Committee;

2.      the Confirmation Order shall:

(a)
authorize the Debtors and the Reorganized Debtors to take all actions necessary or appropriate to enter into, implement, and consummate the contracts, instruments, releases, leases, indentures, and other agreements or documents created in connection with the Plan;

(b)	decree that the provisions of the Confirmation Order and the Plan are nonseverable and mutually dependent;

(c)
authorize the Reorganized Debtors to: (i) issue the New Equity pursuant to the exemption from registration under the Securities Act provided by section 1145 of the Bankruptcy Code or other exemption from such registration or pursuant to one or more registration statements; and (ii) enter into any agreements contained in the Plan Supplement;

(d)	decree that the Confirmation Order shall supersede any Bankruptcy Court orders issued prior to the Confirmation Date that may be inconsistent with the Confirmation Order;

(e)	authorize the implementation of the Plan in accordance with its terms; and

(f)
provide that, pursuant to section 1146 of the Bankruptcy Code, the assignment or surrender of any lease or sublease, and the delivery of any deed or other instrument or transfer order, in furtherance of, or in connection with the Plan, including any deeds, bills of sale, or assignments executed in connection with any disposition or transfer of assets contemplated under the Plan, shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax (including, any mortgages or security interest filing to be recorded or filed in connection with the Exit Facility); and

3.      the Plan must be in form and substance acceptable to the Debtors and reasonably acceptable to counsel to the Informal Noteholders Committee.

4.      all documentation related to the Plan must be in form and substance reasonably acceptable to the counsel to the Informal Noteholders Committee.

B.	Conditions Precedent to the Effective Date.

It shall be a condition precedent to the Effective Date of the Plan that the following conditions shall have been satisfied or waived pursuant to the provisions of Article IX.C hereof:

1.      the Confirmation Order shall have become a Final Order;

2.      the final version of the Plan Supplement and all of the schedules, documents, and exhibits contained therein shall have been Filed in form and substance acceptable to the Debtors and reasonably acceptable to counsel to the Informal Noteholders Committee;

3.      all actions, documents, Certificates, and agreements necessary to implement the Plan, including documents contained in the Plan Supplement, shall have been effected or executed and delivered, as the case may be, to the required parties and, to the extent required, filed with the applicable Governmental Units in accordance with applicable laws; provided, however, that each document, instrument, and agreement must be acceptable to the Debtors and reasonably acceptable to counsel to the Informal Noteholders Committee;

4.      all authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Plan shall have been received;

5.      the initial boards of directors of the Reorganized Debtors shall have been appointed;

6.      the effectiveness of the Exit Facility, in form and substance acceptable to the Debtors and reasonably acceptable to counsel to the Informal Noteholders Committee; and

7.      The Debtors shall have satisfied the requirements of Article IV.O of the Plan by purchasing a director and officer liability insurance tail policy on terms and conditions satisfactory to the Debtors and Counsel to the Informal Noteholders Committee.

C.	Waiver of Conditions.

The conditions to Confirmation and Consummation set forth in this Article IX may be waived only by consent of the Debtors and counsel to the Informal Noteholders Committee, without notice, leave, or order of the Bankruptcy Court or any formal action other than proceedings to confirm or consummate the Plan.

D.	Effect of Failure of Conditions.

If Consummation does not occur, the Plan shall be null and void in all respects, and nothing contained in the Plan or the Disclosure Statement shall:  (1) constitute a waiver or release of any claims by the Debtors, any Holders of Claims or Interests, or any other Entity; (2) prejudice in any manner the rights of the Debtors, any Holders of Claims or Interests, or any other Entity; or (3) constitute an admission, acknowledgment, offer, or undertaking by the Debtors, any Holders of Claims or Interests, or any other Entity in any respect.

ARTICLE X.
MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

A.	Modification and Amendments.

Except as otherwise specifically provided in the Plan, the Debtors, with the reasonable consent of counsel to the Informal Noteholders Committee, reserve the right to modify the Plan, whether such modification is material or immaterial, and seek Confirmation consistent with the Bankruptcy Code.  Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 and those restrictions on modifications set forth in the Plan, each of the Debtors expressly reserves its respective rights to revoke or withdraw, or, with the reasonable consent of counsel to the Informal Noteholders Committee, to alter, amend, or modify the Plan with respect to such Debtor, one or more times, after Confirmation, and, to the extent necessary may initiate proceedings in the Bankruptcy Court to so alter, amend, or modify the Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, in such matters as may be necessary to carry out the purposes and intent of the Plan.  Any such modification or supplement shall be considered a modification of the Plan and shall be made in accordance with this Article X.

B.	Effect of Confirmation on Modifications.

Entry of a Confirmation Order shall mean that all modifications or amendments to the Plan since the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

C.	Revocation or Withdrawal of Plan.

The Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Date and to file subsequent plans of reorganization.  If the Debtors revoke or withdraw the Plan, or if Confirmation or Consummation does not occur, then:  (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain of any Claim or Interest or Class of Claims or Interests), assumption or rejection of Executory Contracts or Unexpired Leases effected under the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (3) nothing contained in the Plan shall:  (a) constitute a waiver or release of any Claims or Interests; (b) prejudice in any manner the rights of such Debtor or any other Entity, including the Non-Filers; or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by such Debtor or any other Entity, including the Non-Filers.

ARTICLE XI.
RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, or related to, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:

1.            allow, disallow, determine, liquidate, classify, estimate, or establish the priority, Secured or unsecured status, or amount of any Claim or Interest, including (i) the resolution of any request for payment of any Administrative Claim, and (ii) the resolution of any and all objections to the Secured or unsecured status, priority, amount, or allowance of Claims or Interests;

2.            decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

3.            resolve any matters related to:  (a) the assumption or assumption and assignment of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Claims arising therefrom, including Cure Claims pursuant to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; and (c) any dispute regarding whether a contract or lease is or was executory or expired;

4.            ensure that distributions to Holders of Allowed Claims and Allowed Interests are accomplished pursuant to the provisions of the Plan;

5.            adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

6.            adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;

7.            enter and implement such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan or the Disclosure Statement;

8.            enter and enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

9.            resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the Consummation, interpretation, or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan;

10.           issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Entity with Consummation or enforcement of the Plan;

11.           resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the releases, injunctions, and other provisions contained in Article VIII hereof and enter such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions;

12.           resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim or Interest for amounts not timely repaid pursuant to Article VI.K.1 hereof;

13.           enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

14.           determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, indenture, or other agreement or document created in connection with the Plan or the Disclosure Statement;

15.           enter an order or Final Decree concluding or closing the Chapter 11 Cases;

16.           adjudicate any and all disputes arising from or relating to distributions under the Plan;

17.           consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

18.           determine requests for the payment of Claims and Interests entitled to priority pursuant to section 507 of the Bankruptcy Code;

19.           hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan or the Confirmation Order, including disputes arising under agreements, documents, or instruments executed in connection with the Plan;

20.           hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

21.           hear and determine all disputes involving the existence, nature, scope, or enforcement of any exculpations, discharges, injunctions and releases granted in the Plan, including under Article VIII hereof, regardless of whether such termination occurred prior to or after the Effective Date;

22.           enforce all orders previously entered by the Bankruptcy Court; and

23.           hear any other matter not inconsistent with the Bankruptcy Code.

ARTICLE XII.
MISCELLANEOUS PROVISIONS

A.	Immediate Binding Effect.

Subject to Article IX.B hereof and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan and the Plan Supplement shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, and any and all Holders of Claims or Interests (irrespective of whether such Claims or Interests are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Entity acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors.

B.	Additional Documents.

On or before the Effective Date, the Debtors may enter into any such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.  The Debtors or the Reorganized Debtors, as applicable, and all Holders of Claims or Interests receiving distributions pursuant to the Plan and all other parties in interest may, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

C.	Payment of Statutory Fees.

All fees payable pursuant to section 1930(a) of the Judicial Code, as determined by the Bankruptcy Court at a hearing pursuant to section 1128 of the Bankruptcy Code, shall be paid by each of the Reorganized Debtors (or the Disbursing Agent on behalf of each of the Reorganized Debtors) for each quarter (including any fraction thereof) until the Chapter 11 Cases are converted, dismissed, or closed, whichever occurs first.

D.	Payment of Fees and Expenses of Professionals in Connection with the Funded Debt.

On the Effective Date, the Disbursing Agent shall pay in full in Cash all reasonable and documented unpaid fees and expenses of the advisors retained by the Informal Noteholders Committee; provided, however, that reasonably detailed fee invoices provided by the Entity shall be required as a condition of payment hereunder.

E.	Statutory Committee and Cessation of Fee and Expense Payment.

On the Effective Date, any statutory committee appointed in the Chapter 11 Cases shall dissolve, and members thereof shall be released and discharged from all rights and duties from or related to the Chapter 11 Cases.  The Reorganized Debtors shall no longer be responsible for paying any fees or expenses incurred by the members of or advisors to the Prepetition Secured Agent, the Note Indenture Trustee (except as otherwise specifically provided for in the Plan, including Article IV.H and Article IV.I hereof, and as set forth in this paragraph), or the Informal Noteholders Committee, and any other statutory committees after the Effective Date.  Notwithstanding the preceding sentence, all reasonable Note Indenture Trustee fees and expenses owed to the Note Indenture Trustee shall be paid by the Debtors, in Cash, on the Effective Date.  The Bankruptcy Court shall resolve any objection by the Debtors to the reasonableness of such Note Indenture Trustee fees and expenses, provided, however, that the Debtors shall pay and all amounts not in dispute pending determination by the Bankruptcy Court.  The Note Indenture Trustee shall be compensated for all services and disbursements related to obligations and distributions pursuant to this Plan occurring on or after the Effective Date (and for the related fees and expenses of any agent, counsel, or other professional engaged by the Note Indenture Trustee with respect to administering or implementing such obligations and distributions), by the Reorganized Debtors in the ordinary course upon the presentation of invoices by the Note Indenture Trustee.  Compensation of the Note Indenture Trustee for services relating to obligations or distributions under this Plan on or after the Effective Date shall be made without the need for filing any application or request with, or approval by, the Bankruptcy Court. The rights of the Note Indenture Trustee to assert a lien or administrative claim (as set forth in Section 7.07 in the Note Indenture) against distributions to be made under this Plan shall be discharged to the extent that the Note Indenture Trustee fees and expenses (occurring both prior to and/or subsequent to the Effective Date) are paid in full by the Debtors (or Reorganized Debtors) or otherwise by order of the Bankruptcy Court.

F.	Reservation of Rights.

Except as expressly set forth in the Plan, the Plan shall have no force or effect unless the Bankruptcy Court enters the Confirmation Order, and the Confirmation Order shall have no force or effect if the Effective Date does not occur.  None of the Filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by any Debtor with respect to the Plan, the Disclosure Statement, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the Holders of Claims or Interests prior to the Effective Date.

G.	Successors and Assigns.

The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, Affiliate, officer, director, agent, representative, attorney, beneficiaries, or guardian, if any, of each Entity.

H.	Notices.

All notices, requests, and demands to or upon the Debtors to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

1.	If to the Debtors, to:

U.S. Concrete, Inc.
2925 Briarpark
Suite 1050
Houston, Texas 77024
Facsimile: (713) 499-6201
Attention: Curt Lindeman
E-mail address: clindeman@us-concrete.com

with copies to:

Kirkland & Ellis LLP
300 North LaSalle St.
Chicago, Illinois 60654
Facsimile: (312) 862-2200
Attention: Patrick Nash and Ross Kwasteniet
E-mail addresses: patrick.nash@kirkland.com and ross.kwasteniet@kirkland.com

2.	If to the Informal Noteholders Committee, to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
Facsimile: (212) 757-3990
Attention: Andrew Rosenberg and Laruen Shumejda
E-mail addresses: arosenberg@paulweiss.com and lshumejda@paulweiss.com

3.	If to the Creditors Committee, to :

McDonald Hopkins LLFC
600 Superior Avenue East
Cleveland, OH 44114
Facsimile: (216) 348-5474
Attention: Sean Malloy and Scott Opincar
E-mail addresses: smalloy@mcdonaldhopkins.com and sopincar@mcdonaldhopkins.com

After the Effective Date, the Debtors have authority to send a notice to Entities that to continue to receive documents pursuant to Bankruptcy Rule 2002, such Entity must file a renewed request to receive documents pursuant to Bankruptcy Rule 2002.  After the Effective Date, the Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have Filed such renewed requests.

I.	Term of Injunctions or Stays.

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date.  All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

J.	Entire Agreement.

Except as otherwise indicated, the Plan and the Plan Supplement supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

K.	Exhibits.

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan.  After the exhibits and documents are Filed, copies of such exhibits and documents shall be available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from the Debtors’ restructuring website at http://chapter11.epiqsystms.com/usconcrete or the Bankruptcy Court’s website at www.deb.uscourts.gov.  To the extent any exhibit or document is inconsistent with the terms of the Plan, unless otherwise ordered by the Bankruptcy Court, the non-exhibit or non-document portion of the Plan shall control.

L.	Nonseverability of Plan Provisions.

If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted.  Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation.  The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is:  (1) valid and enforceable pursuant to its terms; (2) integral to the Plan and may not be deleted or modified without the Debtors’ consent; and (3) nonseverable and mutually dependent.

M.	Votes Solicited in Good Faith.

Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on the Plan in good faith and in compliance with the Bankruptcy Code, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtors and each of their respective Affiliates, agents, representatives, members, principals, shareholders, officers, directors, employees, advisors, and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of Securities offered and sold under the Plan and any previous plan, and, therefore, neither any of such parties or individuals or the Reorganized Debtors will have any liability for the violation of any applicable law, rule, or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale, or purchase of the Securities offered and sold under the Plan and any previous plan.

N.	Closing of Chapter 11 Cases.

The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, File with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases.

O.	Conflicts.

Except as set forth in the Plan, to the extent that any provision of the Disclosure Statement, the Plan Supplement, or any other order (other than the Confirmation Order) referenced in the Plan (or any exhibits, schedules, appendices, supplements, or amendments to any of the foregoing), conflict with or are in any way inconsistent with any provision of the Plan, the Plan shall govern and control.

Dated:  July 27, 2010

Respectfully submitted,

U.S. CONCRETE, INC.
(for itself and on behalf of each of its affiliated Debtors)

By:	/s/ Michael W. Harlan
	Name:	Michael W. Harlan
	Title:	President and Chief Executive Officer

Prepared by:

KIRKLAND & ELLIS LLP
300 North LaSalle Street
Chicago, Illinois 60654
(312) 862-2000 (telephone)

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PACHULSKI, STANG, ZIEHL & JONES LLP
919 North Market Street
17th Floor
Wilmington, Delaware 19899
(302) 652-4100 (telephone)

CO-COUNSEL FOR THE DEBTORS